Exhibit (l)(2)

June 19, 2018

TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Ladies and Gentlemen:

We have acted as counsel to TPG Specialty Lending, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form N-2 (No. 333-223986), as amended as of June 14, 2018 for purposes of Rule 430C(a) under the Securities Act of 1933, as amended (the “Securities Act”) (as so amended, the “Registration Statement”), and the prospectus, dated May 21, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto, dated June 14, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), of $50,000,000 aggregate principal amount of 4.50% Convertible Notes due 2022 (the “Securities”). The Securities were issued pursuant to an indenture dated as of February 1, 2017 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture thereto dated as of June 19, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee. The Securities constitute a further issuance of, and will form a single series with, the $100,000,000 in aggregate principal amount of 4.50% Convertible Notes due 2022 issued by the Company on February 1, 2017 and the $15,000,000 in aggregate principal amount of 4.50% Convertible Notes due 2022 issued by the Company on February 3, 2017.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

TPG Specialty Lending, Inc., p. 2

(c)	an executed copy of the Underwriting Agreement, dated June 14, 2018, among the Company, TSL Advisers, LLC and the several underwriters named in Schedule 1 thereto;

(d)	a copy of the Securities in global form as executed by the Company and authenticated by the Trustee;

(e)	executed copies of the Base Indenture and the Supplemental Indenture; and

(f)	copies of the Company’s Amended and Restated Certificate of Incorporation and Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each certified by the Secretary of State of the State of Delaware, and the Company’s Bylaws, certified by the Secretary of the Company.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2. The shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), into which the Securities are convertible at the conversion price have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion and, upon issuance thereof on conversion of the Securities in accordance with the Indenture and the terms of the Securities at conversion prices at or in excess of the par value of such shares of Common Stock, will be validly issued, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the valid existence and good standing of the Company or any Subsidiary, they are based solely on confirmation from public officials. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (y) we express no opinion with respect to the effect of any mandatory choice of law rules and (z) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

TPG Specialty Lending, Inc., p. 3

In rendering the opinions expressed above, we have assumed that the increase in the conversion rate applicable to the Securities upon the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture) pursuant to the provisions of the Indenture and any related provisions of the Securities represents reasonable compensation for the lost option value of the Securities as a result of the occurrence of a Make-Whole Fundamental Change.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus Supplement and the Prospectus under the headings “Legal Matters” as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit (l)(2)) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Adam E. Fleisher
Adam E. Fleisher, a Partner